United States
                       Securities and Exchange Commission
                             WASHINGTON, D.C. 20549

                                  Schedule 13G
                               (Amendment No. __)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                 ELOQUENT, INC.
               ---------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
               ---------------------------------------------------
                         (Title of Class of Securities)

                                   029014-01-0
               ---------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 12 pages

CUSIP No. 029014-01-0                                         Page 2 of 12 Pages


--------------------------------------------------------------------------------
(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above
    Persons

    ONSET Enterprise Associates II, L.P.
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group        (a)
                                                            (b)  X
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
Number Of Shares                  (5) Sole Voting Power          1,668,103
Beneficially Owned
By Each Reporting                 (6) Shared Voting Power              -0-
Person With
                                  (7) Sole Dispositive Power     1,668,103

                                  (8) Shared Dispositive Power         -0-
--------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned By Each Reporting Person

    1,668,103
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     9.55%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 12 pages

CUSIP No. 029014-01-0                                         Page 3 of 12 Pages


--------------------------------------------------------------------------------
(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above
    Persons

    OEA II Management, L.P.
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group        (a)
                                                            (b)  X
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
Number Of Shares                  (5) Sole Voting Power          1,668,103
Beneficially Owned
By Each Reporting                 (6) Shared Voting Power              -0-
Person With
                                  (7) Sole Dispositive Power     1,668,103

                                  (8) Shared Dispositive Power         -0-
--------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned By Each Reporting Person

    1,668,103
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     9.55%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 3 of 12 pages

CUSIP No. 029014-01-0                                         Page 4 of 12 Pages


--------------------------------------------------------------------------------
(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above
    Persons

    ONSET Enterprise Associates III, L.P.
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group        (a)
                                                            (b)  X
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
Number Of Shares                  (5) Sole Voting Power            429,404
Beneficially Owned
By Each Reporting                 (6) Shared Voting Power              -0-
Person With
                                  (7) Sole Dispositive Power       429,404

                                  (8) Shared Dispositive Power         -0-
--------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned By Each Reporting Person

    429,404
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     5.75%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 4 of 12 pages

CUSIP No. 029014-01-0                                         Page 5 of 12 Pages


--------------------------------------------------------------------------------
(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above
    Persons

    OEA III Management, L.L.C.
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group        (a)
                                                            (b)  X
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
Number Of Shares                  (5) Sole Voting Power            429,404
Beneficially Owned
By Each Reporting                 (6) Shared Voting Power              -0-
Person With
                                  (7) Sole Dispositive Power       429,404

                                  (8) Shared Dispositive Power         -0-
--------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned By Each Reporting Person

    429,404
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     5.75%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 5 of 12 pages

CUSIP No. 029014-01-0                                         Page 6 of 12 Pages


--------------------------------------------------------------------------------
(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above
    Persons

    Robert F. Kuhling, Jr.
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group        (a)
                                                            (b)  X
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

    United States
--------------------------------------------------------------------------------
Number Of Shares                  (5) Sole Voting Power             76,990
Beneficially Owned
By Each Reporting                 (6) Shared Voting Power        2,097,507
Person With
                                  (7) Sole Dispositive Power        76,990

                                  (8) Shared Dispositive Power   2,097,507
--------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned By Each Reporting Person

    2,174,497
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     12.45%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 6 of 12 pages

CUSIP No. 029014-01-0                                         Page 7 of 12 Pages


--------------------------------------------------------------------------------
(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above
    Persons

    Darlene K. Mann
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group        (a)
                                                            (b)  X
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

    United States
--------------------------------------------------------------------------------
Number Of Shares                  (5) Sole Voting Power             14,021
Beneficially Owned
By Each Reporting                 (6) Shared Voting Power          429,404
Person With
                                  (7) Sole Dispositive Power        14,021

                                  (8) Shared Dispositive Power     429,404
--------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned By Each Reporting Person

    443,425
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     2.54%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 7 of 12 pages

CUSIP No. 029014-01-0                                         Page 8 of 12 Pages


--------------------------------------------------------------------------------
(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above
    Persons

    Terry L. Opdendyk
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group        (a)
                                                            (b)  X
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

    United States
--------------------------------------------------------------------------------
Number Of Shares                  (5) Sole Voting Power            297,700
Beneficially Owned
By Each Reporting                 (6) Shared Voting Power        2,097,507
Person With
                                  (7) Sole Dispositive Power       297,700

                                  (8) Shared Dispositive Power   2,097,507
--------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned By Each Reporting Person

    2,395,207
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     13.71%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 8 of 12 pages

Item 1.

(a) Name of Issuer: Eloquent, Inc. ("Issuer")

(b) Address of Issuer's Principal Executive Offices:

    2000 Alameda de las Pulgas, Suite 100
    San Mateo, California 94403

Item 2.

(a) Name of Person Filing:

    ONSET Enterprise Associates II, L.P. ("OEAII")
    OEA II Management, L.P. ("OEAIIM")
    ONSET Enterprise Associates III, L.P. ("OEAIII")
    OEA III Management, L.L.C. ("OEAIIIM")
    Robert F. Kuhling, Jr. ("RFK")
    Darlene K. Mann ("DKM")
    Terry L. Opdendyk ("TLO")

(b) Address of Principal Business Office:

    2400 Sand Hill Road, Suite 150
    Menlo Park, California  94025

(c) Citizenship/Place of Organization:

    Entities:     OEAII    -  Delaware
                  OEAIIM   -  Delaware
                  OEAIII   -  Delaware
                  OEAIIIM  -  Delaware

    Individuals:  RFK      -  United States
                  DKM      -  United States
                  TLO      -  United States


(d) Title of Class of Securities: Common Stock

(e) CUSIP Number: 029014-01-0

Item 3. Not applicable.

                               Page 9 of 12 pages

Item 4. Ownership.

                      OEAII        OEAIIM       OEAIII      OEAIIIM        RFK          DKM          TLO
                      -----        ------       ------      -------        ---          ---          ---
(a)  Beneficial     1,668,103    1,668,103     429,404      429,404     2,174,497     443,425     2,395,207
     Ownership

(b)  Percentage          9.55%        9.55%       5.75%        5.75%        12.45%       2.54%        13.71%
     of Class

(c)  Sole           1,668,103    1,668,103     429,404      429,404        76,990      14,021       297,700
     Voting Power

     Shared               -0-          -0-         -0-          -0-     2,097,507     429,404     2,097,507
     Voting Power

     Sole           1,668,103    1,668,103     429,404      429,404        76,990      14,021       297,700
     Dispositive
     Power

     Shared               -0-          -0-         -0-          -0-     2,097,507     429,404     2,097,507
     Dispositive
     Power

Item 5. Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group

No reporting person is a member of a group as defined in Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course

                              Page 10 of 12 pages
of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Date: February 8, 2001

ONSET ENTERPRISE ASSOCIATES II, L.P.       ONSET ENTERPRISE ASSOCIATES III, L.P.
By: OEA II Management, L.P.                By: OEA III Management, L.L.C.
    Its general partner                        Its general partner

By: /s/ Terry L. Opdendyk                  By: /s/ Terry L. Opdendyk
    ---------------------------------          -------------------------------
    General Partner                            Managing Director


OEA II MANAGEMENT, L.P.                    OEA III MANAGEMENT, L.L.C.

By: /s/ Terry L. Opdendyk                  By: /s/ Terry L. Opdendyk
    ---------------------------------          -------------------------------
    General Partner                            Managing Director


    /s/ Robert F. Kuhling, Jr.
    ---------------------------------
    Robert F. Kuhling, Jr.


    /s/ Darlene K. Mann
    ---------------------------------
    Darlene K. Mann

    /s/ Terry L. Opdendyk
    ---------------------------------
    Terry L. Opdendyk


EXHIBITS

A: Joint Filing Statement

                              Page 11 of 12 pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

     We, the undersigned, hereby express our agreement that the attached
Schedule 13G is filed on behalf of us.

February 8, 2001

ONSET ENTERPRISE ASSOCIATES II, L.P.       ONSET ENTERPRISE ASSOCIATES III, L.P.
By: OEA II Management, L.P.                By: OEA III Management, L.L.C.
    Its general partner                        Its general partner

By: /s/ Terry L. Opdendyk                  By: /s/ Terry L. Opdendyk
    ---------------------------------          -------------------------------
    General Partner                            Managing Director


OEA II MANAGEMENT, L.P.                    OEA III MANAGEMENT, L.L.C.

By: /s/ Terry L. Opdendyk                  By: /s/ Terry L. Opdendyk
    ---------------------------------          -------------------------------
    General Partner                            Managing Director


    /s/ Robert F. Kuhling, Jr.
    ---------------------------------
    Robert F. Kuhling, Jr.


    /s/ Darlene K. Mann
    ---------------------------------
    Darlene K. Mann


    /s/ Terry L. Opdendyk
    ---------------------------------
    Terry L. Opdendyk